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                                                                    EXHIBIT 10.8


                                                                  CONFORMED COPY



                             RIGHTS WAIVER AGREEMENT

                                   dated as of

                                  July 30, 1997

                               (this "Agreement")



                                     between




SAIRGROUP, a Swiss corporation having its registered domicile in Zurich, Switzerland ("SAIRGROUP")


                                       and


GALILEO INTERNATIONAL PARTNERSHIP, a Delaware general partnership whose principal place of business is in Rosemont, Illinois, or any successor in interest thereto, including, without limitation, the corporation or limited liability company formed in connection with its initial public offering

                                                         (hereinafter "GALILEO";
                                                   each of Galileo and SAirGroup
                                                          are referred to herein
                                                   as a "PARTY", and Galileo and
                                                       SAirGroup are referred to
                                           herein collectively as the "PARTIES")

 regarding the waiver of certain rights under the Galileo International Amended and Restated Partnership Agreement dated September 16, 1993, in consideration for certain payments hereunder
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                  WHEREAS, pursuant to Section 7.10 of the Galileo International
Amended and Restated Partnership Agreement, dated as of September 16, 1993 (the "Partnership Agreement"), it was agreed that certain Vendor Revenue, as defined in the Partnership Agreement, would be split in accordance with Exhibit 7.10 to the Partnership Agreement;

                  WHEREAS, in consideration for the Initial Payment and the Anniversary Payments (as such terms are defined below), SAirGroup wishes to waive, on behalf of itself and of all of its affiliates, all future rights to receive Vendor Revenue under Section 7.10 of the Partnership Agreement (the "Revenue Receipt Rights") upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:


                                    ARTICLE I
                        WAIVER OF REVENUE RECEIPT RIGHTS

                  SECTION 1.01. Waiver of Revenue Receipt Rights. In consideration of the Initial Payment and the Anniversary Payments, SAirGroup hereby, on behalf of itself and of all of its affiliates, waives all future rights to the Revenue Receipt Rights.


                                   ARTICLE II
                                  CONSIDERATION

                  SECTION 2.01. Initial Payment. The initial consideration for SAirGroup's waiver of the Revenue Receipt Rights shall be US$2,600,000 (the "Initial Payment") which is payable (at SAirGroup's election) either to SAirGroup or to one of its Affiliates upon execution of this Agreement by the Parties.

                  SECTION 2.02. Anniversary Payments. As additional consideration for the waiver of the Revenue Receipt Rights, on each of the first three anniversaries hereof, Galileo shall pay to SAirGroup (or to one of its Affiliates, at SAirGroup's election) the sum of US$6,600,000 (collectively, the "Anniversary Payments").


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                  As an inducement to the Parties to enter into this Agreement, SAirGroup and Galileo represent and warrant to each other as follows;
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                  SECTION 3.01. Authority. The execution and delivery of this
Agreement by each of SAirGroup and Galileo, the performance by each of them of its respective obligations hereunder and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by each of SAirGroup and Galileo and (assuming due authorization, execution and delivery by the other Party) this Agreement constitutes a legal, valid and binding obligation of each Party enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

                  SECTION 3.02. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Parties do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any governmental authority or any other person.


                                   ARTICLE IV
                            UNDERTAKING OF SAIRGROUP

                  SECTION 4.01. Further Action. SAirGroup hereby undertakes to take all necessary steps and to execute all agreements and documentation necessary to give effect to the waiver of the Revenue Receipt Rights.

                                    ARTICLE V
                                 VALUE ADDED TAX

                  SECTION 5.01. Value Added Tax. To the extent any payments to be made by Galileo to SAirGroup hereunder are subject to value added tax ("VAT"), (i) such payments shall be deemed to be inclusive of the applicable VAT, and (ii) Galileo shall use its reasonable efforts to obtain a refund of such VAT in accordance with applicable law and hereby assigns its right to any such refund to SAirGroup.

                                   ARTICLE VI
                                   ARBITRATION

                  SECTION 6.01. Arbitration. (a) Subject to Section 6.01(b), any dispute arising between the parties hereto involving the subject matters covered by this Agreement shall be submitted to arbitration under this Section 6.01. Any party asserting a breach of this Agreement by the other party shall notify the other party of such alleged breach (a "Dispute Notice") and the parties shall attempt to resolve such dispute amicably and if they shall fail to resolve it within thirty (30) days of the date of the Dispute Notice, either party may notify the other party that it wishes to commence an arbitration proceeding under this Section 6.01 (an
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"Arbitration Request"). In any arbitration proceeding the party commencing the arbitration (the "Petitioner") shall include in the Arbitration Request (a) a statement of the facts constituting the alleged breach or dispute, (b) a written statement of position ("Statement") regarding the dispute and (c) the name of an elector designated by it. The Statement shall state the facts and arguments in support of the position taken by the party submitting such Statement and shall detail that party's proposed solution and relief sought (if any). Copies of any Arbitration Request shall be furnished at the same time to the other party hereto. The party with whom the Petitioner has its dispute (the "Respondent") shall within five (5) Business Days after the date of the Arbitration Request designate a second elector by notice to the Petitioner (copies of which shall be furnished to the other party), but if it shall fail to do so within such period the Petitioner may designate an elector on Respondent's behalf. The electors chosen by the Petitioner and the Respondent shall attempt to agree upon an arbitrator (the "Arbitrator"), but if they are unable to do so within twenty
(20) Business Days after the designation of the second elector, then either elector thereafter may apply to the American Arbitration Association (the "Association") for the selection of the Arbitrator in accordance with the Commercial Arbitration Rules of such Association. The Arbitrator so selected shall have full power to decide any dispute referred to in this Section 6.01. The arbitration proceedings shall be conducted in the English language, and the place of arbitration and the making of the Award (as defined below) shall be Paris, France. The UNCITRAL rules of commercial arbitration shall apply to any arbitration commenced pursuant to this Section 6.01, as modified by the following procedure:

                  (i) Within five (5) Business Days of the selection of the Arbitrator (the "Commencement Date"), the Respondent shall deliver its Statement regarding the dispute to the Arbitrator and to the Petitioner.

                  (ii) Within fifteen (15) Business Days from the Commencement Date, each of the Petitioner and Respondent shall deliver to the Arbitrator and to the other party, a response ("Response") to the other party's Statement setting forth opposing facts and arguments and limited in length to ten (10) typed, single spaced pages (excluding any evidentiary exhibits included therein).

                  (iii) Within twenty (20) Business Days from the Commencement Date, each of the Petitioner and the Respondent may deliver to the Arbitrator and to the other party, a reply to the Response limited to setting forth facts and arguments in rebuttal to the Statement and Response of the other party and limited in length to five (5) typed, single spaced pages (excluding any evidentiary exhibits included therein).

                  (iv) Within twenty-five (25) Business Days from the Commencement Date, each of the Petitioner and Respondent shall present an oral summation of its position to the Arbitrator in the presence of the other party in accordance with such rules of procedure including, without limitation, length of presentation and right of cross-
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         examination, as the Arbitrator shall determine in writing and deliver to the parties not less than three (3) Business Days prior to such hearing; provided, however, that such hearing shall not exceed eight
         (8) hours in total and may not be adjourned except for extraordinary circumstances beyond the control of the parties.

                  (v) The Arbitrator shall either issue his decision and award ("Award") or request a further meeting of the parties within fifteen (15) days of the hearing.

                  (vi) Any such further meeting of the parties shall take place within five (5) Business Days of the request therefor and shall be conducted as determined by the Arbitrator. The Arbitrator shall issue his Award no later than fifteen (15) days after any such further meeting of the parties.

                  (vii) The Award shall be in writing and shall be limited to a decision either completely in favor of Petitioner's request for relief or completely in favor of Respondent's request for relief. The Award shall be final and binding upon the parties hereto and judgment may be entered thereon in any court of competent jurisdiction and the costs and expenses of such arbitration (and of enforcing any Award), including attorneys' fees, shall be borne by the party losing such arbitration.

                  (viii) In the event that the Arbitrator fails to render his Award within the time limits contained in Sections 6.01(a)(v) or (vi), the Arbitrator shall, nonetheless, retain jurisdiction over the dispute for a reasonable period of time.

                  (b) This Section 6.01 shall in no way affect the right of any party to seek such interim relief, and only such relief, as may be required to maintain the status quo in aid of the arbitration in any court of competent jurisdiction.

                  (c) For purposes of this Section 6.01, the term "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Zurich, Switzerland.

                                   ARTICLE VII
                                  GOVERNING LAW

                  SECTION 7.01. Governing Law. This Agreement shall be governed by the laws of Switzerland (disregarding conflict of law rules and the Vienna (United Nations) Convention on the International Sale of Goods).
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                  IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                 GALILEO INTERNATIONAL PARTNERSHIP


                                 By:  /s/ Paul H. Bristow
                                    --------------------------------------------
                                    Name:  Paul H. Bristow
                                    Title: Senior Vice President and
                                           Chief Financial Officer


                                 SAIRGROUP (LTD.)


                                 By:  /s/ Georges Schorderet
                                    --------------------------------------------
                                    Name:  Georges Schorderet
                                    Title: Executive VP, Chief Financial Officer

                                 By:  /s/ Urs Vida
                                    --------------------------------------------
                                    Name:  Urs Vida
                                    Title: Manager